Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of NCO Group, Inc. of our reports dated May 8, 2008 and June 18, 2007 relating to the financial statements of Systems and Services Technologies, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

May 13, 2008